EX‑33.4

(logo) PACIFIC LIFE

MANAGEMENT'S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC

REGULATION AB SERVICING CRITERIA

Pacific Life Insurance Company (the "Asserting Party") is responsible for assessing compliance, as of and for the year ended December 31 , 2014, with the Relevant Servicing Criteria set forth in Item 1122 (d) of the SEC ' s Regulation AB, specifically criteria 1122(d)(3)(i )(a-c) a n d (d)(4)(vii) , which management has determined to be applicable to the activities performed by the Company with respect to the Platform (such criteria, the " Applicable Servicing Criteria").  The transactions covered by this report include all asset-backed transactions under the Securitized Commercial Mortgage Loans Operating Advisor Platform (the " Platform " ) , as listed in Appendix A.

The Asserting Party has used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB in order to assess the effectiveness of Pacific Life Insurance Company's compliance  with the Applicable Servicing Criteria as of and for the year ended December 31 , 2014. The Asserting Party has concluded that it has complied, in all material respects, with the Applicable Servicing Criteria as of and for the year ended December 31 , 2014, with respect to the Platform taken as a whole.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report for the Platform on the assessment of compliance with the Applicable Servicing Criteria as of and for the year ended December 31 , 2014 , as set forth in this assertion .

Pacific Life Insurance Company

                /s/ Michelle Stickles

                Michelle Stickles

Vice President , Asset Management

February 27, 2015

APPENDIX A

SECURITIZED COMMERCIAL MORTGAGE LOANS

OPERATING ADVISOR PLATFORM

Trust Name

Morgan Stanley Capital I Series 2012 - C4

PACIFIC LIFE INSURANCE COMPANY

700 Newport Center Drive, Newport Beach , California 92660-6397 Tel (949)219 -3 011